ASSET PURCHASE AGREEMENT


               THIS AGREEMENT is made and entered into as of December 22, 1995, by and among ANALYTICAL SURVEYS, INC., a Colorado corpora-tion ("Buyer"), INTELLIGRAPHICS, INC., a Wisconsin corporation ("Seller"), and A. WILLIAM HUELSMAN ("Huelsman"). Certain of the capitalized terms used in this Agreement are defined as set forth in Paragraph 2.


                                  R E C I T A L S :

                    A. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller used in the conduct of its data conversion business (the "Business") in accordance with the terms and conditions herein-after set forth.

                    B. Huelsman is the majority shareholder of Seller and will benefit financially from the transactions contemplated hereby.

                    NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                    1.   Purchase of Assets.

                    1.1. Assets to be Purchased. Subject to the terms and conditions set forth in this Agreement, Buyer hereby agrees to purchase from Seller and Seller hereby agrees to sell, assign and deliver to Buyer, at Closing, except for the Excluded Assets (described below), all of the assets of Seller owned or used in connection with the Business, as the same may exist as of the date of Closing, including, but not limited to, the following:

                    (a)  all Fixed Assets;

                    (b) all supplies, packaging materials, marketing and sales literature, consumable materials and other miscellaneous items of similar character of Seller on hand as of Closing relating to the Business, wherever located;

                    (c) all work in process, unbilled services and other billable charges of the Business;

                    (d)  the Accounts Receivable;

                    (e) all sales, manufacturing, supplier and customer lists and records, personnel and payroll records, accounting records, purchasing and sale records, and all other records of the Business (except Seller's corporate minute and stock books) and the other business records of Seller listed on attached
          Exhibit 1.1(e);

                    (f) all product specifications, Patents and Data, Related Information, formulae, designs, copyright registrations and applications therefor, whether issued or pending, relating to the Business and all improvements, and other similar interests relating to the Business to which Seller has any right of ownership, use or otherwise;

                    (g) all of Seller's right, title and interest in and to the name "Intelligraphics, Inc.," and "Intelligraphics International, Inc." or any other name, including any derivations or abbreviations of any name under which Seller is now doing or has done business in the past;

                    (h) all of Seller's right, title and interest in, to and under the Customer Contracts and the Leases and those other contracts, licenses, permits, purchase orders, sales orders, service contracts and other agreements of the Business existing as of Closing, including without limitation, those listed on attached Exhibit 1.1(h)(the "Assumed Contracts");

                    (i)  all Software; and

                    (j)  the goodwill, if any, of the Business.

          All of the assets being purchased by Buyer described in this Paragraph 1.1 are hereinafter referred to as the "Assets." Buyer acknowledges that Huelsman is a partner in both Center City Plaza, a Wisconsin general partnership, and Center City Leasing LLC, a Wisconsin limited liability company (collectively, the "Business Enterprises"), that Seller leases certain office space and equipment from the Business Enterprises, and that the Assets shall not include any assets which are set forth on attached
          Exhibit 2.2 (the "Excluded Assets").

                    1.2. Purchase Price. As consideration for the Assets, Buyer shall pay to Seller the following (the "Purchase Price"):

                    (a)   An amount equal to Three Million Four
          Hundred Fifty Thousand Dollars ($3,450,000.00) plus or minus the amount, if any, by which the Net Current Asset Value (as defined below) exceeds or is less than, as the case may be, One Million Dollars ($1,000,000) (the "Cash Payment"); and

                    (b) Two Hundred Thirty Thousand (230,000) shares of the Common Stock (subject to the restrictions contained in the Voting Trust, Investor Letters, and Lock Up Agreement of even date herewith), appropriately adjusted for any stock splits, reverse stock splits, stock dividends, or other similar events occurring between the date of this Agreement and the Closing (the "Subject Shares"). Good and marketable title to the Subject Shares shall be transferred to Seller at the Closing, free and clear of all liens, claims and encumbrances, except the encumbrances provided for in the terms of this Agreement or the agreements executed pursuant to this Agreement.

                    1.3. Payment of Estimated Cash Payment and the Subject Shares. At the Closing, Buyer shall:

                    (a) Pay to Bank One, Milwaukee, N.A. by wire transfer an amount equal to $3,490,000 (the "Estimated Amount"), which represents the parties' estimate of the amount set forth in Paragraph 1.2(a) above (which is $3,507,000), less $17,000 as a "cushion" and less $250,000 (the "Escrowed Amount"), pursuant to Paragraph 1.3(b) below;

                    (b) Deliver to the Escrow Agent by wire transfer the Escrowed Amount and 70,000 of the Subject Shares both of which shall be held by the Escrow Agent under the terms of the Escrow Agreement, as follows:

                         (i) $170,000 shall be paid by the Escrow Agent in accordance with the terms of the Escrow Agreement upon Seller's delivery to the Escrow Agent, on or before February 28, 1996, of a signed Consent by Electronic Data Systems, Inc. ("EDS"), assigning Seller's $5,000,000 Contract with EDS to Buyer in form and substance satisfactory to Buyer;

                         (ii) $80,000 shall be paid in accordance with the terms of the Escrow Agreement by Escrow Agent upon Buyer's delivery to Escrow Agent of eight (8) signed Consents, in the form set forth under Exhibit 1.3(b)(ii). If fewer than eight (8) signed Consents are delivered by Buyer, Escrow Agent shall pay $10,000 per signed Consent delivered on or before February 28, 1996. Any funds remaining in the Escrowed Amount by reason of Buyer's failure to deliver the signed Consents pursuant to (i) and (ii) above shall be paid by Escrow Agent to Buyer on February 29, 1996. Seller will cooperate with Buyer's efforts to obtain the Consents, provided that, direct contact with the parties to the contracts for which the Consents are necessary will be limited to William Nantell and Sydney Corder; and

                         (iii) the Subject Shares shall be held in escrow pursuant to the terms of Paragraph 1.8 below.

                    (c) Deliver to the Trustee under the Voting Trust, of even date herewith, a certificate, in the name of the Trustee, for the balance (160,000) of the Subject Shares, which shares shall be held by the Trustee under the terms of the Voting Trust. As provided in the Voting Trust, the Trustee shall deliver to the Beneficiaries their respective voting trust certificates.
          Prior to Closing, Buyer and Seller and their respective account-ing firms shall use reasonable good faith efforts to estimate the Net Current Asset Value and, based upon the estimate of the Net Current Asset Value, the Cash Payment. For purposes of this Agreement, the Cash Payment as so estimated shall be referred to in this Agreement as the "Estimated Amount."

                    1.4. Post-Closing Adjustments. As promptly as is practicable and in any event within sixty (60) days following the Closing, Seller will prepare and deliver to Buyer a balance sheet dated as of the Closing Date (the "Final Balance Sheet") and a statement setting forth the proposed calculation on the Net Cur-rent Asset Value (the "Statement"), reviewed by BDO Seidman. The Final Balance Sheet and Statement shall be prepared in accordance with GAAP and on a basis consistent with the audited balance sheet of Seller as at December 31, 1994 and shall be reviewed by BDO Seidman. Buyer shall permit Seller and BDO Seidman access to all of the accounting records of the Business in Buyer's possession as may be necessary for the preparation and certification of such balance sheet and statement. Seller shall permit Buyer and its independent certified public accountant to review all accounting records and all work papers and computa-tions used in the preparation of the Final Balance Sheet and Statement. If Buyer does not notify Seller within thirty (30) days of receiving the Final Balance Sheet and Statement that Buyer disagrees with the calculation of the Net Current Asset Value reflected therein, then the Net Current Asset Value shall be the amount reflected in the Statement. If Buyer notifies Seller that Buyer disagrees with such calculation within such thirty (30) day period, Seller and Buyer shall negotiate in good faith to resolve the dispute. If, within fifteen (15) days from the date notice of dispute is given, Seller and Buyer cannot agree on the resolution of the dispute, then the dispute shall be resolved a "Big 6" accounting firm (other than KPMG Peat Marwick) chosen by Seller and Buyer, provided that, in the event that Seller and Buyer cannot agree on a firm, Seller and Buyer will each choose two of the firms referenced previously in this sentence and a firm will be chosen from those four by a random draw.

                    1.5. Payment of Adjustment Amount. If the adjustment provided in Section 1.2(a) requires a payment by Buyer to Seller (after taking into account the cushion provided for in Section 1.3(a), then within ten (10) days of the final determination of the Net Current Asset Value, Buyer shall pay to Bank One, Milwaukee, N.A. an amount equal to such adjustment (the "Adjustment Amount"); provided, that in no event shall the Adjustment Amount payable by Buyer exceed $35,000 (taking into account the cushion). If the adjustment provided for in Section 1.2(a) requires a payment by Seller to Buyer (after taking into account the cushion), then within ten (10) days of such final determination, Seller and Huelsman, jointly and severally, shall wire transfer to Buyer an amount equal to such adjustment.

                    1.6. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets based on their respective fair market values as set forth on attached Exhibit 1.6.

                    1.7. Assumption of Liabilities. As of the Closing Date, Buyer shall assume and hereby agrees to pay and perform when due (i) all liabilities which accrue and which are based on performance obligations arising from and after the Closing Date under the Assumed Contracts, and (ii) all current liabilities of Seller considered in the final calculation of the Net Current Asset Value, including, without limitation, (a) trade accounts payable, (b) total payroll taxes and withholding, (c) accrued wages and salary, (d) accrued FICA taxes, (e) accrued property taxes, (f) trade accounts payable to related parties, (g) billings in excess of costs and estimated earnings, (h) unemployment compensation taxes, and (i) in addition to total payroll taxes and withholding, any employee withheld amounts, in each case as reflected on the Final Balance Sheet except that Buyer need not assume any liability reflected on the Final Balance Sheet that is unliquidated or is not fixed in amount or involves an obligation other than the payment of money, if Buyer, on or prior to the date specified in Section 1.5 for the payment of adjustments, identifies such liability by notice to Seller and pays to Bank One, Milwaukee, N.A. cash in an amount equal to the amount of the liability reflected on the Final Balance Sheet.
          The liabilities so assumed by Buyer are referred to as the "Assumed Liabilities." Except for the Assumed Liabilities, Buyer shall assume no obligations or liabilities of Seller and Seller covenants and agrees to pay, perform and discharge all liabilities and obligations of Seller which are not specifically assumed by Buyer hereunder.

                    1.8. Escrow of Subject Shares. Unless a claim is timely made under the terms of the Escrow Agreement, the Escrow Agent shall transfer the certificate for the Subject Shares held under the Escrow Agreement to the Trustee of the Voting Trust on the first anniversary of the Closing Date, to be held under the terms of the Voting Trust. If a claim is timely made under the Escrow Agreement, the Subject Shares shall be disbursed in accordance with the terms of the Escrow Agreement. As provided in the Voting Trust, the Trustee shall issue voting trust certificates to the Beneficiaries and Bank One Milwaukee, N.A. for any such Subject Shares disbursed by the Escrow Agent to the Trustee.

                    2. Definitions. As used herein, the following terms shall have the following meanings, respectively:

                    "Accounts Receivable" shall mean all accounts receivable of Seller on hand as of the Closing Date.

                    "Assets" shall be defined as set forth in Paragraph
          1.1.

                    "Assumed Contracts" shall be defined as set forth in Paragraph 1.1(h).

                    "Assumed Liabilities" shall be defined as set forth in Paragraph 1.7.

                    "Audited Financial Statements" shall be defined as set forth in Paragraph 3.3.

                    "BDO Seidman" shall mean the Milwaukee, Wisconsin office of the independent certified public accounting firm of BDO Seidman.

                    "Beneficiaries" shall be defined as set forth in the Voting Trust.

                    "Claiming Party" shall be defined as set forth in Paragraph 6.3(a).

                    "Closing" shall be defined as set forth in Paragraph
          11.1.

                    "Closing Date" shall mean December 22, 1995, or such other date as may be mutually agreed by the parties as provided in Paragraph 11.1.

                    "Code" shall mean the Internal Revenue Code of 1986, as amended.

                    "Common Stock" shall mean the authorized no par value Common Stock of Buyer.

                    "Customer Contracts" shall mean those written contracts between Seller and any person, firm or corporation for the provision by Seller of products and/or services related to the Business (i) entered into at or prior to the Closing Date as to which Seller has not completed performance as of the Closing Date or (ii) received and to be completed after the Closing Date, including only those contracts listed on Exhibit 1.1(h) between Seller and its customers.

                    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                    "Escrow Agent" shall mean Bank One, Colorado, NA, Denver, Colorado.

                    "Escrow Agreement" shall mean the Escrow Agreement in the form attached to this Agreement as Exhibit 2-1 to be entered into among Buyer, Seller and the Escrow Agent at the Closing.

                    "Excluded Assets," if any, shall mean those assets listed as being specifically excluded on attached Exhibit 2-2.

                    "Final Balance Sheet" shall be defined as set forth in Paragraph 1.4.

                    "Fixed Assets" shall mean all fixed assets of Seller on hand as of Closing of every kind and description, wherever located, including without limitation, machinery, equipment, hardware, computers, office equipment, furniture, furnishings, fixtures, tools, automobiles, trucks, other vehicles, racks, supplies, leasehold improvements, and other fixed assets of Seller utilized in any manner by Seller in connection with the Business.

                    "GAAP" shall mean generally accepted accounting principles consistently applied.

                    "Indemnifying Party" shall be defined as set forth in Paragraph 6.3(a).
                    "Knowledge of Seller" or similar phrases such as "Seller's Knowledge" or to the "best of Seller's knowledge" means matters known to any of Huelsman, William Nantell, David Coates and David Kroes and matters which would come to any of their attention in the normal course of due diligence to verify the warranties and representations set forth in Paragraph 3.

                    "Leases" shall mean all of the leases for equipment and facilities under which Seller is lessee, utilized by Seller in the Business, including without limitation, those leases listed on attached Exhibit 1.1(h).

                    "Market Price" shall mean the average of the closing bid and asked prices for the Common Stock on the applicable date as reported on the National Market System of NASDAQ (or, if the NASDAQ is closed on such date, on the next preceding date on which the NASDAQ is operated).

                    "NASDAQ" shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

                    "Net Current Asset Value" shall mean the sum of the book value of the trade accounts receivable, work in progress, unbilled work, prepaid expenditures and other current assets of Seller as reflected on the Final Balance Sheet (excluding any current assets included among the Excluded Assets), minus the sum of the trade accounts payable, accrued expenses, billings in excess of charges, and other current liabilities of Seller as reflected on the Final Balance Sheet, in all cases determined in accordance with GAAP.

                    "Obligations" shall mean all obligations under the Assumed Contracts and the Assumed Liabilities.

                    "Patents and Data" shall mean such of the following in which Seller has any right, title or interest: patents or applications for patents (domestic or foreign) and trade secrets with respect to such patents or applications for patents and trade secrets, as well as all technical know-how and knowledge, discoveries, inventions, processes, secret processes, machines, manufacture or compositions of matter or any other similar infor-mation, conversion data, and all documents pertaining to such patents or applications for patents and trade secrets (including both written and oral recordings or representations).

                    "Plan" or "Plans" shall be defined as set forth in Paragraph 3.27.

                    "Related Information" shall mean such of the following in which Seller has any right, title or interest: trademarks, trademark registrations, applications for trademark registrations, trade names, copyrights, copyright applications, license agreements (as licensee), technical reports, vendor and customer lists, and all other documents and business records of Seller.
                    "Required Consents" shall be defined as set forth in Paragraph 8.6.

                    "Shareholders" shall mean A. William Huelsman, Gary Miller, William Nantell, David Coates, David Kroes, Andy Vanek and Mahid Ahkavan.

                    "Software" shall mean all software in which Seller or Huelsman have any rights and which is utilized by Seller in any manner in the Business, whether or not said software is fully developed or in the process of development, and including, but not limited to, any enhancements or modifications to said software and all software licenses and all source codes therefor which may be in Seller's possession or control.

                    "Statement" shall be defined as set forth in Paragraph
          1.4.

                    "Subject Shares" shall be defined as set forth in Paragraph 1.2(b).

                    "Trustee" shall be defined as set forth in Paragraph
          11.5.

                    "Uncollected Receivables" shall be defined as set forth in Paragraph 7.

                    "Voting Trust" shall be defined as set forth in Paragraph 11.5.

                    3. Representations and Warranties of Seller and Huelsman. Except as set forth in the schedule attached to this Agreement (the "Schedule of Exceptions"), Seller and Huelsman jointly and severally covenant, represent and warrant as follows, each of which is true and correct as of the date of this Agreement and shall be true and correct on the Closing Date and each of which shall survive the Closing Date and the transactions contemplated hereby, to the extent set forth in Paragraph 16.16.

                    3.1. Corporate Existence, Qualifications and Power of Seller. Seller is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Seller has the corporate power and authority to own and use its properties and to transact the Business, and is licensed or qualified as a foreign corporation in all jurisdictions in which such licensing or qualification is required and where the failure to be so licensed or qualified could reasonably be anticipated to have a material adverse effect on the Business. Seller has the corporate power to enter into and consummate the transactions contemplated by this Agreement. Seller does not have any subsidiaries or any interest or investment in any partnership, joint venture, corporation or other entity, except as disclosed on attached Exhibit 3.1.

                    3.2. Authorization of Agreement by Seller. The execution and delivery of this Agreement do not, and, subject to the receipt of the consents referred to in Paragraph 8.6, the consummation of the transactions contemplated by this Agreement will not, violate or conflict with any provisions of applicable law or the Articles of Incorporation or Bylaws of Seller or result in a breach of, or constitute a default under, or result in the acceleration of, any obligation or loans under any agreement or instrument to which Seller or Huelsman is a party or by which either of them is bound or violate any order, judgment, award or decree to which either of them is a party or by which either of them is subject, which violation, conflict, breach or default could have a material adverse effect on (i) the Business, the Assets, or the Obligations or (ii) the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated herein have been approved by the Board of Directors and shareholders of Seller, which constitutes all action required by applicable law and the Articles of Incorporation and Bylaws of Seller to authorize and approve the execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated herein.

                    3.3. Financial Statements. Seller has delivered to Buyer an audited balance sheet of Seller as of December 31, 1994, audited financial statements of Seller for its fiscal year ended December 31, 1994, and audited financial statements of Seller for the period from January 1, 1995 to September 30, 1995 (collectively, the "Audited Financial Statements"). The Audited Financial Statements have been prepared based upon the accounting records of Seller in accordance with the normal and customary practices of Seller in the preparation of audited financial statements and in the ordinary course of its business, and on a consistent basis. In addition to the Final Balance Sheet to be delivered pursuant to Paragraph 1.4, Seller not later than February 29, 1996 will also cause to be prepared and delivered to Buyer an audited statement of earnings for the period from January 1, 1995, through the Closing Date (the "Final Statement of Income"). The Final Statement of Income will be reviewed by BDO Seidman and will be prepared in accordance with GAAP.

                    3.4. Full Disclosure. Neither this Agreement nor any other agreement, document, certificate or statement furnished or to be furnished to Buyer or to any other party in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                    3.5. Events Subsequent to Non-Binding Term Sheet.
          Since September 15, 1995, except as set forth on attached Exhibit
          3.5 hereto, there has been no (i) change in the condition of the Assets or liabilities of Seller or the Business (other than changes in the ordinary course of business, none of which individually has or cumulatively have had a material adverse effect on any of the Assets, the Obligations, or the Business) or
          (ii) damage, destruction or loss, whether covered by insurance or not, which individually or cumulatively have had a material adverse effect on any of the Assets, the Obligations or the Business.

                    3.6. Accounts Receivable. Except as set forth on attached Exhibit 3.6, the Accounts Receivable will be (a) valid and subsisting, (b) subject to no known defenses, offsets or counterclaims, and (c) good and collectible within six (6) months of the Closing Date in the ordinary course of business at the aggregate amounts of the Accounts Receivable, net of the reserves therefor reflected on the Final Balance Sheet.

                    3.7. Undisclosed Liabilities. Except as set forth on attached Exhibit 3.7, Seller does not have, and through the Closing Date will not have, any material liabilities, fixed or contingent, liquidated or accrued, primary or secondary, by agreement or by operation of law, including, without limitation, liabilities for federal, state, local or foreign taxes or liabilities to customers or suppliers for which adequate provisions have not been made on the Final Balance Sheet (other than liabilities incurred in the ordinary course of business, none of which individually or in the aggregate will have a material adverse effect on the Business).

                    3.8. Tax Returns and Audit. Seller has filed, or caused to be filed, with the appropriate federal, state and local agencies, all tax returns and tax reports required by law to be filed by them. All income, profits, franchise, sales, use, ownership, occupation, property, excise, ad valorem, and any other taxes due have been fully paid, or adequate reserves have been established for the same and are reflected on the Audited Financial Statements, except for such as may have accrued or been incurred in the ordinary course of business since September 30, 1995, and there exist no liens, and to the knowledge of Seller, there are no facts or circumstances which could reasonably be anticipated to result in any liens for unpaid or delinquent taxes, except for liens for current taxes not yet due.

                    3.9. Title to Assets. Seller has good and marketable title to all Assets, free and clear of any liens, mortgages, pledges, encumbrances, claims, charges of any kind, except (i) liens shown on the Audited Financial Statements or incurred in the normal course of business since September 30, 1995 and reflected on the Final Balance Sheet as securing specified lia-bilities, (ii) liens for current taxes not yet due, (iii) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the prop-erty subject thereto or impair the operations of the Business and have arisen only in the ordinary course of business and consistent with past practice, and (iv) as identified on attached
          Exhibit 3.9.

                    3.10. Patents and Data, Software and Related Information. Set forth on attached Exhibit 3.10 is a list and brief description of each patent, application for patent, trademark, service mark, trade name and copyright included within (but not comprising the whole of) the Patents and Data, Software, and the Related Information, including (as appropriate) where such items are filed, issued and/or registered. Except as set forth on attached Exhibit 3.10, title to all such items is held by Seller, free and clear of all adverse claims, liens, security interests, restrictions and other encumbrances, and there are no interferences, proceedings or infringement suits pending or, to the knowledge of Seller, threatened, and neither Seller nor Huelsman has received any notice that Seller is infringing upon the right of any other person under any other intellectual property, copyright, patent, trademark, service mark or trade name in the conduct of the Business. Neither Seller nor Huelsman has received any notice in writing of any claim, lien, security interest, restriction or encumbrance adversely affecting Seller's rights to all other items comprising the Patents and Data and Related Information. Huelsman has no interest in any of the Patents and Data and the Related Information. Seller has the right (subject to the rights of any third parties set forth on attached Exhibit 3.10) to use the intellectual property, software, patents, trademarks, service marks, trade names and copyrights upon the products or with respect to the services upon or in respect of which they have been or are currently being used by Seller. Except as listed on attached Exhibit 3.10, there are no claims, demands or proceedings instituted, pending (or to the best knowledge of Seller, threatened) nor does Seller have actual knowledge of any facts and circumstances which could reasonably be anticipated to result in any claims, demands or proceedings, pertaining to or challenging the right of Seller to obtain, maintain or use any such intellectual property, patents, trademarks, service marks, trademarks or copyrights, or any application or registration therefor, or any copyrighted or trade secret material, or any invention, process, machine, manufacture or composition of matter included in the Patents and Data, Soft-ware or Related Information. Except for rights granted pursuant to the Customer Contracts or as listed on attached Exhibit 3.10, Seller has not granted any licenses, sublicenses or other rights under any of the patents (or any applications or registrations therefor), software, trade secrets, inventions, copyrights, trade names or trademark (or any applications or registrations therefor), service marks (or any applications or registrations therefor), know-how or other intellectual property owned by or licensed to Seller and including the Patents and Data, Software and the Related Information.

                    3.11. Necessary Property. The Assets constitute all of the assets, property and contracts used in the operation of the Business in the manner and to the extent operated by Seller, as of September 30, 1995. Neither Huelsman nor any of the officers, directors or employees of Seller have any rights of ownership, use or any other rights with respect to any of the Assets.

                    3.12. Leases. Set forth on Exhibit 3.12 is a list of each lease for real or personal property involves payments by Seller aggregating in excess of $1,000 annually. [Seller has previously delivered to Buyer a true and correct copy of each lease listed on attached Exhibit 3.12.] The property covered by the terms of the leases is currently occupied or used by Seller as lessee under the terms of said leases for the Business, and, in particular, in the case of any leases for real property, Seller is entitled, by the terms of said leases, to use any leased premises for the purposes for which and in the manner in which they are currently being used by Seller, and such use complies in all material respects with all applicable zoning and building code ordinances and any other applicable ordinances, laws or regulations, including those that relate to the use, storage, and disposal of hazardous materials. Except as set forth on attached Exhibit 3.12, all rentals due under the Leases have been paid and there exists no default by Seller under any of the Leases which would have a material adverse effect on the operation of the Business which cannot be cured without material penalty to Seller under the terms of said Leases and no event has occurred which, with the passage of time or the giving of notice, or both, would result in any event of default thereunder by Seller or prevent Seller, currently, or Buyer, after consummation of the transactions contemplated hereunder, from exercising or obtaining the benefits thereunder. Except as noted on attached
          Exhibit 3.12, all of the Leases are valid and in full force and effect.

                    3.13.     Customer Contracts.  Set forth on attached
          Exhibit 3.13 is a list of all of the Customer Contracts and of all customers who have generated any revenue for Seller from and after January 1, 1992. Each of the Customer Contracts is valid and subsisting, has not been subsequently amended (except as set forth on Exhibit 3.13) and is currently in full force and effect according to the terms of such Customer Contract; and Seller has not assigned any rights thereto, except for liens listed on attached Exhibit 3.13. Except as set forth on attached Exhibit 3.13, (i) there exists no event of default under any Customer Contract by Seller or, to the knowledge of Seller, by the other party thereto, and (ii) no event of default by Seller has occurred and is continuing which would prevent Buyer from exercising or obtaining the benefits thereunder (including any options contained therein), would cause the acceleration of any obligation of Seller under any of such contracts, or would cause the creation of a lien or encumbrance upon any of the Assets which are material to the Business.

                    3.14. Contracts and Commitments. Except as set forth on attached Exhibit 3.13, Seller does not have outstanding:

                    (a) Any single contract, including consulting contracts providing for an expenditure in excess of $1,000, or contracts in the aggregate providing for expenditures in excess of $1,000 for the purchase, leasing or licensing of any real property, machinery, equipment, software or other items which are in the nature of a capital investment, or for consulting services.

                    (b) Any loan agreement, indenture, promissory note, mortgage, conditional sales agreement, guaranty, surety agreement, installment debt agreement or other similar type agreement.

                    (c) Any contract for sale or purchase of materials, products, or supplies which contains an escalator, renegotiation or redetermination clause or which establishes a commitment for sale or purchase for a fixed term, except for those contracts which (A) are cancelable by Seller on thirty (30) days notice or less without penalty or (B) involve payments by Seller of less than $5,000 per year.

                    (d) Any other material contract or commitment (other than the Customer Contracts) which is not cancelable on thirty
          (30) days notice or less without penalty.

                    3.15. Use and Condition of Property. Except as set forth on Exhibit 3.15, to the Knowledge of Seller, all of the Fixed Assets are suitable for the uses for which they are intended, in good operating condition and repair, and free from any known defects except normal wear and tear. Except as set forth in any Exhibit attached hereto, to the Knowledge of Seller the Business is in compliance with applicable laws, rules or regulations relating to the Fixed Assets or any improvements thereto.

                    3.16. No Breach of Statute, Decree, Order or Contract. Seller is not in default under, or in violation of the provisions of (a), any provisions of its Articles of Incorporation or Bylaws or (b) any provision of any franchise or license or of any promissory note, indenture or any evidence of indebtedness or security therefor, any lease, contract, purchase or other commitment or any other agreement by which it or any of its property is bound, which in any such case as to matters described in (b) could materially adversely affect the consummation of the transactions contemplated in this Agreement, the Business, the Assets or the Customer Contracts, nor is Seller in violation of any applicable statute, law, ordinance, decree, order, rule or regulation of any governmental body which may reasonably be anticipated to result in any material adverse effect on the transactions contemplated by this Agreement, the Business, the Assets or the Customer Contracts.

                    3.17. Approvals and Consents. Except as set forth on attached Exhibit 3.17, no authorization, consent, permit, license or approval of, or declaration, registration or filing with, any person or governmental, quasi-governmental or regulatory authority or agency is necessary for the execution and delivery by Seller or Huelsman of this Agreement and the other agreements required to be executed in connection with the transactions contemplated by this Agreement.

                    3.18. Litigation. There is no suit, claim, action or proceeding now pending before any court, administrative or regulatory body, or any governmental agency, or to Seller's Knowledge, any threatened claim which may result in any judgment, order, decree, liability or other determination which will, or could, have a material adverse effect upon the Business, the Assets or the Customer Contracts or the consummation of the transactions contemplated hereby. Seller is not subject to any such judgment, order, decree, liability or other determination which has, or could reasonably be expected to have such effect.

                    3.19. Discrimination, Occupational Safety and other Statutes and Regulations. No person or party (including, but not limited to, governmental agencies of any kind) has any claim against Seller pending before any court or administrative agency, and, to Seller's Knowledge, no claim of such nature has been threatened against Seller arising out of any statute, ordinance or regulation relating to discrimination in employment or employ-ment practices or occupational safety and health standards (including, but without limiting the foregoing, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act of 1967, all as amended, where applicable).

                    3.20.     Employees.  Set forth on attached Exhibit
          3.20 is a list of all employees of Seller as of the date of this Agreement and their respective base rates of pay during Seller's fiscal year ended December 31, 1994 (including all incentives, bonuses, commissions and similar cash payments, all identified separately from the employee's base rate of pay), and all employees of Seller retained since January 1, 1995, together with their respective rates of compensation and the actual amounts, if any, paid to each such employee through November 25, 1995.

                    3.21. Environmental Matters. Seller's ordinary course business activities have no material environmental impact. Seller has not violated, is not violating and neither Seller nor Huelsman has received, with respect to the Seller or the Business, a notice or charge asserting any violation by Seller of the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation Recovery Act of 1976 ("RCRA"), the Federal Comprehensive Environmental Responsibility Clean-Up and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act of 1976 or any other federal, state, local or foreign laws including rules and regu-lations thereunder, regulating or otherwise affecting the envi-ronment ("Environmental Laws") as the same may have been amended prior to the date of this Agreement. Except as set forth on
          Exhibit 3.21, no asbestos, PCBs, urea formaldehyde or polychlorinated biphenyls are present on the premises utilized by Seller in operation of the Business (the "Leased Premises").
          None of the equipment or machinery of Seller employed in the Business is required to be upgraded or modified to be in compli-ance with Environmental Laws. During Seller's use of the Leased Premises, neither Seller nor any third party has disposed of any substance in any manner on the Leased Premises and the improvements thereon in violation of any Environmental Laws.
          With respect to Seller and the Business, no environmental claims have been asserted and none have been threatened or are anticipated to be asserted against Seller, Huelsman, the Assets or the

                    3.22. No Additional Liabilities. Other than the obligations specifically assumed by ASI at Closing, ASI is not assuming and will not be responsible or liable for any liabilities (including but not limited to warranty liability or product liability on any products) relating to Seller or the Business being transferred because of this Agreement, or the Assets.

                    3.23. Complete Business. Except for the Excluded Assets, the Assets are all of the assets used by Seller in connection with the Business being transferred hereby and, with the exception of working capital, no other assets are needed to continue to conduct the Business as it is currently being conducted.

                    3.24. No Limitation of Representations or Warranties. Any inspection or investigation by or on behalf of Buyer shall not limit or affect any of the representations or express or implied warranties of Seller and Huelsman which are contained herein, except that, notwithstanding any provision of this Agreement to the contrary, in the event that Seller or Huelsman can prove that Buyer had actual knowledge (which in this context is intended to mean that Buyer had actual knowledge of a fact or condition and that the significance of such fact or condition was or should have been apparent to a person not involved in the business on a day-to-day basis), of a breach of any covenant, representation or warranty of Seller or Huelsman set forth in this Agreement or any agreement or instrument executed pursuant hereto, then neither Seller nor Huelsman shall be liable hereunder for any loss to the extent that such loss results from or arises out of any such breach.

                    3.25. Insurance. Attached Exhibit 3.25 contains a true and correct list of all policies of insurance in respect to the Business (including the amounts) in which Seller is named as the insured party. Seller will continue to maintain the present coverage afforded by such policies in full force and effect up to and including the Closing Date.

                    3.26. Licenses, Etc. Attached Exhibit 3.26 contains a true and correct list setting forth all licenses, rights and authorities issued by the State of Wisconsin and other states, the United States, and any municipality, foreign or domestic governmental or quasi-governmental agency or administrative body, and any and all applications for same, which authorize Seller to conduct the Business. Except as set forth in attached Exhibit 3.26, such licenses, rights, and authorities to Buyer. In addition, attached Exhibit 3.26 contains a detailed summary of any and all claims and actions asserted against Seller by notice in writing to Seller within the past five (5) years by any of the above referenced governmental bodies on account of any alleged violation of any such license, right or authority.

                    3.27. Ongoing Business. Seller shall (a) keep the operations and business of the Business intact until the Closing Date, (b) use reasonable efforts to keep available to Buyer the services of the present employees of the Business, and (c) preserve the business relations of the subcontractors and customers of Seller and the business relations of others with whom Seller and Huelsman have business relations in respect of the Business.

                    3.28. Access to Seller. Seller will, and will cause its employees and agents (including bankers, in-house and other accountants, attorneys and insurance representatives) to, allow the officers, employees and authorized representatives of Buyer free and full access during normal business hours to the plants, properties, books and records of Seller, including, without limitation, the right to perform environmental liability audits, contact customers, employees, suppliers, bankers, accountants, attorneys, insurance representatives, state and federal regulatory agencies and others, and will from time to time promptly furnish Buyer with such additional financial and operating data and other information as to the business and prop-erties of Seller as may from time to time be requested by Buyer. Huelsman hereby agrees to cause Seller to fulfill its obligation under this Paragraph 3.28.

                    3.29. Labor Controversies. With respect to the employees of the Business, Seller is in compliance in all material respects with all federal, foreign, state and local laws, rules and regulations relating to the employment of labor, employment discrimination, employee welfare and labor standards which are applicable to it. No proceedings are pending before any court, government agency or instrumentality or arbitrator relating to labor matters, and to the knowledge of Seller, there is no pending investigation by any governmental agency or threat-ened claim by any such agency or other person with respect to Seller relating to labor or employment matters. Seller is not a party to any agreement or contract with any union, labor organi-zation, employee group, or other entity or individual which affects the employment of employees of the Business, including but not limited to, any collective bargaining agreements or labor contracts.

                    3.30.     ERISA.

                    (a) Attached Exhibit 3.30 lists all profit sharing, pension or retirement plans, programs, arrangements or agreements, and each other employee benefit plan, program or agreement maintained or contributed to or required to be contributed to for the benefit of any employee or terminated employee of the Business, whether formal or informal (the "Plan" or "Plans"). Seller does not have any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Business.

                    (b) No Plans are covered by Title IV of ERISA, nor has Seller ever maintained any Plan covered by Title IV of ERISA with respect to employees or former employees of the Business. With respect to each Plan, the Seller and each such Plan is, and at all times has been, in compliance in all material respects with all applicable laws including, without limitation, the Code and ERISA. All contributions, premiums or other payments required by the Plans have been made on or before their due dates. There are no pending or threatened claims under, by or on behalf of any of the Plans, by any employee or beneficiary covered by any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), nor have there been any "prohibited transactions" within the meaning of ERISA or the Code. Each Plan that is intended to qualified under Section 401(d) or Section 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service to that effect, and no fact or event has occurred from the date thereof which would adversely affect the qualified status of such Plans. The 401(k) Plan main-tained by Seller is not "top heavy" within the meaning of Section 416(g) of the Code.

                    3.31.     Vyas Consulting Services.

                         (a) The Service Agreement between Seller, Interra Technologies (India) PVT. Ltd. ("Interra-India") and Interra Technologies, Inc. ("Interra") dated December 1, 1995 (the "Services Agreement") is currently on a month to month basis and is in full force and effect according to its terms.

                         (b) There exists no event of default (including any payment default) by Seller under the agreement in effect immediately prior to the Services Agreement or under the Services Agreement and to the knowledge of Seller, there exists no event of default by Interra and Interra-India.

                         (c) To the knowledge of Seller, no dispute exists between Seller, Interra and Interra-India under the agreement in effect immediately prior to the Services Agreement or under the Services Agreement.

                         (d) No authorization, consent, permit, license or approval of, or declaration, registration or filing with, any person or governmental, quasi-governmental or regulatory authority or agency is required of Seller, or to the knowledge of Seller, of Interra or Interra-India, in connection with the execution, delivery or performance of the Services Agreement by Seller, Interra and Interra-India, respectively.

                         (e) No authorization, consent, permit, license or approval of, or declaration, registration or filing with, any person or governmental, quasi-governmental or regulatory authority or agency would be required of Buyer, Interra or Interra-India in connection with any assignment of the Services Agreement to Buyer and, if so assigned, the performance of the Services Agreement by Interra, Interra-India and Buyer.

                    4. Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties, each of which is true and correct as of the date of this Agreement and as of the Closing Date and shall survive the Closing Date and the transactions contemplated hereby, to the extent set forth in Paragraph 16.16.

                    4.1. Corporate Status. Buyer is a corporation duly organized and validly existing under the laws of the State of Colorado, and has the corporate power and the authority to own and use its properties and to transact the business in which it is engaged. Buyer has the corporate power and authority to enter into and consummate the transactions contemplated by this Agreement.

                    4.2. Authorization of Agreement. The execution and delivery of this Agreement does not, and the compliance with and the fulfillment of, and the consummation of the transactions con-templated by, this Agreement will not violate or conflict with any provisions of the Articles of Incorporation or Bylaws of Buyer or result in a breach of, or constitute a default under, or result in the acceleration of, any obligation under any agreement or instrument to which Buyer is a party or by which it is bound, or violate any order, judgment, award or decree to which it is a party or to which it is subject which could have a material adverse effect on (i) Buyer or its assets or (ii) the consumma-tion of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated herein have been approved by the Board of Directors of Buyer, which constitutes all action required by law, Buyer's Articles of Incorporation, its Bylaws or otherwise to authorize and approve the execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated herein.

                    4.3. Litigation. There is no suit, claim, action or proceeding now pending or, to the knowledge of Buyer, threatened before any court, administrative or regulatory body, or any governmental agency which may result in any judgment, order, decree, liability or other determination which will, or could, have a material adverse effect of any kind upon (i) Buyer or its assets or (ii) the consummation of the transactions contemplated hereby. Buyer is not subject to any such judgment, order, decree, liability or other determination which has or reasonably could be expected to have such effect.

                    4.4. Shares. The Subject Shares to be issued by Seller to Buyer hereunder, have been duly and validly authorized and, when issued as provided herein, will be duly and validly issued and fully paid and non-assessable, free and clear of all liens, claims, and encumbrances except those in favor of Buyer as specifically provided in this Agreement.

                    4.5. Capitalization. Buyer has delivered true and complete copies of its Articles of Incorporation and Bylaws to Seller. The Authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock and 2,500,000 shares of preferred stock, no par value ("Preferred Stock"). As of the date of this Agreement, (i) 2,832,349 shares of Common Stock are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding, and (iii) 711,275 shares of Common Stock are subject to issuance pursuant to stock options, warrants or similar agreements. Except as set forth in clause (iii) above, as of the date of this Agreement, there are no options, warrants or other rights of any character obligating Buyer to issue or sell any shares of its capital stock. None of the issued and outstanding shares of Common Stock were, and none of the Subject Shares will be, issued in violation of any preemptive rights.

                    4.6. SEC Documents.

                    (a) Buyer has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since September 30, 1994, and as of the date of this Agreement has delivered to Seller in the form filed with the SEC
          (i) its Annual Report on Form 10-KSB for the fiscal year ended September 30, 1994, (ii) its Quarterly Reports on Form 10-QSB for the periods ended December 31, 1994, March 31, 1995 and June 30, 1995, (iii) the definitive Proxy Statement for any meeting of shareholders of Buyer held since September 30, 1994, (iv) all Current Reports on Form 8-K filed since September 30, 1994, (v) all registration statements filed with the SEC since September 30, 1994, and (vi) all amendments and supplements filed with the SEC to all such reports and registration statements (collectively, the "Buyer SEC Reports").

                    (b) The Buyer SEC Reports, and all reports filed by Buyer with the SEC after the date of this Agreement and on or prior to the Closing, (i) were or will be prepared in accordance with applicable rules and regulations in all material respects, and (ii) did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (c) Since the date of the last Buyer SEC Report filed prior to the date of this Agreement, there has not been any change in the financial condition, results of operations, or business of Buyer which has a material adverse effect on Buyer.

                    4.7. Securities Act Compliance. The issuance of the Subject Shares will comply with all applicable federal and state securities laws.

                    4.8. NASDAQ. Seller will comply with any applicable NASDAQ requirements regarding the Subject Shares.

                    5.   Opinions of Counsel.

                    5.1. Opinions of Counsel of Seller. Buyer shall have received as of the Closing Date, an opinion from Seller's counsel, Godfrey & Kahn, S.C., dated as of the Closing in the form attached to this Agreement as Exhibit 5.1.

                    5.2. Opinion of Counsel of Buyer. Seller shall have received as of the Closing Date, opinions from Buyer's counsel, Daniel P. Edwards, P.C., and from Sherman & Howard L.L.C., dated as of the Closing Date, in the form attached to this Agreement as Exhibits 5.2 and 5.2.1, respectively.

                    6.   Indemnification.

                    6.1. Indemnification of Buyer.

                    (a) Seller and Huelsman jointly and severally agree to indemnify Buyer and Buyer's officers, directors, shareholders, agents and employees and to hold them harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys' and accountants' fees) (collectively, "Losses") of or against Buyer resulting from (i) any misrepresentation or breach of warranty on the part of Seller or Huelsman in this Agreement or in any document or agreement executed and/or delivered by Seller or Huelsman in connection herewith; (ii) any nonfulfillment of any agreement or covenant contained herein or in any certificate, documents, agreement or instrument delivered hereunder on the part of Seller or Huelsman; and/or (iii) any failure of Seller or Huelsman to pay and/or perform any liability or obligation of Seller, Huelsman or the Business other than the Assumed Liabilities; and (iv) any loss, liability, or expenses, including reasonable attorneys' fees and costs, incurred by Buyer in pursuing a claim against Intelligraphics, Inc. of Texas for infringement of the name "Intelligraphics"; provided for this purpose, the parties acknowledge that Godfrey & Kahn, S.C. has been retained to pursue such claim and will continue to be the counsel which will pursue the matter subsequent to the Closing.

                    (b) Notwithstanding anything in this Agreement to the contrary, Seller and Huelsman shall not be obligated to indemnify, defend or hold harmless Buyer pursuant to Paragraph 6.1(a)(i) of this Agreement, in respect of any breach of any representation or warranty made in this Agreement or any document executed in connection herewith unless, the aggregate Losses for which Buyer is entitled to indemnification under said Paragraph 6.1(a)(i) shall exceed twenty-five thousand dollars ($25,000.00) (in which event the entire loss will be payable), and in no event shall Seller's and Huelsman's aggregate liability to indemnify Buyer in respect of all Losses under said Paragraph 6.1(a)(i) exceed $4,300,000. Notwithstanding the foregoing, no Loss arising from a breach of a representation and warranty in Sections 3.8, 3.9 or the second sentence of Section 3.10 will be subject to the $25,000 "basket" provided for above; that is, any such Loss will be payable by Seller and Huelsman without dilution or effect against the $25,000 "basket.".

                    (c) Seller and Huelsman may satisfy their obligations under Paragraph 6.1(a) of this Agreement by transferring Subject Shares to Buyer except with respect to any claim by Buyer relating to the failure to obtain Consents specified in Section1.3(b)(1) and (ii), which shall be paid in cash to Buyer. Such shares shall be valued at fifty percent (50%) of the Market Price of the Common Stock as of the most recent business day preceding the date of transfer. If applicable, Seller and Buyer shall direct the Escrow Agent to transfer to Buyer such number of Subject Shares as Seller may designate in accordance with the provisions of this Paragraph 6.1(c).

                    6.2. Indemnification of Seller and Huelsman.

                    (a) Buyer agrees to indemnify Seller and Huelsman and to hold each of them harmless from and against any and all Losses of or against Seller or Huelsman resulting from (i) any misrepresentation or breach of warranty or representation on the part of Buyer in this Agreement or in any document or agreement executed and/or delivered by Buyer in connection herewith; (ii) any nonfulfillment of any agreement or covenant contained herein or in any certificate, document or instrument delivered hereunder on the part of Buyer; and/or (iii) any failure of Buyer to pay and/or perform when due any of the Assumed Liabilities.

                    (b) Notwithstanding anything in this Agreement to the contrary, Buyer shall not be obligated to indemnify, defend or hold harmless Seller or Huelsman pursuant to Paragraph 6.2(a)(i), in respect of any breach of any representation or warranty made in this Agreement or any document executed in connection herewith unless, and only to the extent, the aggregate Losses for which Seller and Huelsman are entitled to indemnification under said Paragraph 6.1(a)(i) shall exceed twenty-five thousand dollars ($25,000.00) and in no event shall Buyer's aggregate liability to indemnify Seller and Huelsman in respect of all Losses under said Paragraph 6.2(a)(i) exceed the purchase price set forth in
          Section 1.2 above.

                    6.3. Procedure Relative to Indemnification.

                         (a) In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Paragraph 6, it or he (the "Claiming Party") shall so notify the party or parties against which the claim is made (the "Indemnifying Party") in writing of such claim within forty-five
          (45) days after receipt of a notice of such claim or notice of any claim of a third party that may reasonably be expected to result in a claim by such party against the party to whom such notice is given. Such notice shall specify the breach of representation, warranty or agreement claimed by the Claiming Party and the liability, loss, cost or expense incurred by, or imposed upon, the Claiming Party on account of any such liability, loss, cost or expense. Failure to give such notice will not relieve Indemnifying Party of its indemnification obligation, except to the extent the defense of the Indemnifying Party against such claim was prejudiced. If such liability, loss, cost or expense is liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but the amount of the claim of the Claiming Party shall be deemed undetermined.

                    (b) If such claim shall involve a suit, claim or demand of a third party, the Indemnifying Party shall, upon receipt of such written notice and at its expense, defend such claim in its own name or, if necessary, in the name of the Claiming Party; provided, however, that if the proceeding involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under this Paragraph 6 is being sought, such matter of sole concern shall be within the sole responsibility of the Claiming Party and its counsel. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, and the Claiming Party shall have the right, at its expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld; provided, that such consent can be reasonably withheld if the party from which such consent is requested is not fully released by the settlement).

                    (c) In the event the Indemnifying Party shall notify the Claiming Party that it disputes any claim made by the Claiming Party and/or it shall fail to undertake a defense against such claim, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim upon five (5) days notice to, but without the consent of, the Indemnifying Party. Once the amount of such claim is liquidated and the claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Paragraph 6 and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees which may be incurred by the Claiming Party in its efforts to enforce indemnification under this Paragraph 6, whether the same shall be enforced by suit or otherwise.

                    7. Accounts Receivable. After the Closing Date, all payments collected for those accounts which were included within the Accounts Receivable on the Final Balance Sheet shall, unless otherwise designated for payment of a specific invoice by the account debtor, first be applied against outstanding invoices in the order of issuance (i.e., against the oldest invoices first). Buyer agrees to use normal and customary efforts in collecting the Accounts Receivable; provided that nothing contained herein shall be construed as requiring Buyer to file suit, employ the services of a collection agency or commence any other official proceeding in order to collect any delinquent accounts included with the Accounts Receivable. Buyer will provide Seller with written progress reports as reasonably requested by Seller as to the status of the collection of the Accounts Receivable. If at the end of six (6) months from the Closing Date hereunder there remain any Accounts Receivable which are uncollected (over and above the amount of the reserves as reflected on the Final Bal-ance Sheet), Buyer shall give written notice to Seller within fifteen (15) days of the expiration of said six (6) month period stating such fact and setting forth the amount of the Account Receivable uncollected (the "Uncollected Receivables") after deducting any applicable reserves, and by delivering such notice Seller will be deemed to have made a claim (an "Accounts Receiv-able Claim") for such amount. Within fifteen (15) days of the delivery by Buyer of any such notice to Seller, Seller shall pay the amount of such Accounts Receivable Claim to Buyer, in cash, or from the Subject Shares escrowed pursuant to Section 1.8 above. Seller's obligation to pay any Accounts Receivable Claim hereunder shall be subject to any specific rights Seller may have hereunder or may have in general at law to dispute the amount or propriety of any such Accounts Receivable Claim. Upon payment to Buyer by Seller of an Accounts Receivable Claim, Buyer shall be deemed to have assigned to Seller (or its designee) all such Uncollected Receivables. In the event that Buyer should receive payment for any such Uncollected Receivables, any amounts so received by Buyer shall promptly be paid over to Seller (or its designee).

                    7.1. Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto, provided they are consistent with this Agreement.

                    8. Conditions Precedent to Buyer's Obligation to Close. All obligations of Buyer to complete the transaction contemplated under this Agreement are subject to the satisfaction by Seller and Huelsman or waiver by Buyer, prior to or at Clos-ing, of each of the following conditions, with respect to which Seller agrees to use its good faith efforts to fulfill on or before Closing:

                    8.1. Continued Validity of Representations and War-ranties. All representations and warranties made by Seller and Huelsman contained in this Agreement shall be true at and as of the Closing as though such representations and warranties were made at and as of such time, except for those waived as provided below.

                    8.2. Performance Conditions and Completion of Agree-ments. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

                    8.3. Satisfaction with Financial Condition. There shall have been no material adverse change in the Assets or in the financial condition or prospects of the Business since September 30, 1995.

                    8.4. Delivery of Documents. Prior to or at the Clos-ing, true and complete copies of all documents listed on any Exhibit hereto shall have been delivered to Buyer in a form acceptable to Buyer and Buyer's counsel.

                    8.5. Employment Agreements. Buyer shall have entered into employment agreements and non-competition agreements with William Nantell, David Kroes and David Coates in substantially the form attached hereto as Exhibits 8.5-1, 8.5-2 and 8.5-3, respectively (collectively, the "Executive Employment Agreements"), and with the additional employees listed in Exhibit 8.5-4 attached hereto. Seller, Buyer and Huelsman shall cooperate fully in arranging for such executive employment agree-ments.

                    8.6. Other Agreements. Seller and Huelsman shall have entered into a Voting Trust Agreement in the form attached hereto as Exhibit 8.6-1; an Arbitration Agreement in the form attached hereto as Exhibit 8.6-2, an Investor Letter in the form attached hereto as Exhibit 8.6-3, a Lock Up Agreement in the form attached hereto as Exhibit 8.6-4, and any other agreements reasonably required by counsel for Buyer, in addition to that required under Paragraph 8.7 below, to substantiate, to Buyer's satisfaction, the relationship among Seller, INTERRA, and Manesh P. Vyas.

                    8.7. Consents Obtained. Except for those Customer Contracts listed on Exhibit 8.7, all consents to the consummation of the transaction contemplated in this Agreement to the leases between Seller and Business Enterprises and shall remain in full force and effect at and as of the Closing (the "Required Consents").

                    8.8. No Action. No suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental authority or other person shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could affect the transactions contemplated hereby or the Assets or impose damages or penalties upon any party hereto if such transactions are consummated.

                    8.9. Name Change. Intelligraphics shall have taken all requisite action to change its corporate name to a name which is not in any way similar to Intelligraphics and shall have transferred to Buyer all rights to any such names.

                    8.10. Termination Statements. Seller shall have delivered UCC-3 termination statements in form and substance acceptable for filing with the applicable Wisconsin authorities, to terminate and release all prior UCC filings with respect to the Assets, as of the Closing Date.

                    9. Conditions Precedent to Seller's Obligation to Close. The obligations of Seller and Huelsman to consummate the transactions contemplated under this Agreement are subject to the following conditions:

                    9.1. Continued Validity of Representations and War-ranties. All representations and warranties of Buyer contained in this Agreement shall be true at and as of the Closing as though such representations and warranties were made at such time.

                    9.2. Performance Conditions and Completion of Agree-ments. Buyer shall have performed and complied with all agree-ments and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

                    9.3. Delivery of Documents; Purchase Price. Prior to or at the Closing, true and complete copies of all documents required to be delivered by Buyer to Seller hereunder shall have been delivered to Seller in a form acceptable to Seller and Seller's counsel, and Buyer shall have delivered the Estimated Amount to Seller by wire transfer and shall have transferred the Subject Shares to the Escrow Agent and the Trustee as provided in Paragraph 1.3.

                    9.4. No Action. No suit, action, investigation, inquiry or other legal or administrative proceeding by any gov-ernmental authority or other person shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contem-plated hereby or which otherwise seeks to affect or could affect the transactions contemplated hereby or the Assets or impose damages or penalties upon any party hereto if such transactions are consummated.

                    10. No Additional Liabilities. Other than any obligations specifically assumed by ASI at Closing, ASI is not assuming and will not be responsible or liable for any liabilities relating to Intelligraphics or Huelsman or the Business being transferred because of this Agreement, or the Assets transferred pursuant hereto, and Intelligraphics and Huelsman hereby agree to indemnify and hold harmless ASI against any such unassumed obligations or claims against ASI arising from such obligations, under the terms of Paragraph 6.3.

                    11.  Closing.

                    11.1. Closing. Subject to the satisfaction or waiver of all conditions to the obligation of the parties hereto to close as set forth herein, the closing of the transaction pro-vided for in this Agreement ("Closing") shall take place at the offices of Sherman & Howard L.L.C., in Denver, Colorado on December 22, 1995 at 8:00 A.M. MST, or at such other date, time and place as may be mutually agreed by the Buyer and Seller, after all Required Consents have been obtained as designated by Buyer by written notice given to Seller and Huelsman five (5) days in advance of Closing, unless Buyer and Seller agree otherwise. For purposes hereof, the Closing shall be deemed to have occurred effective 12:01 A.M., MST, on December 22, 1995.

                    11.2. Deliveries by Seller. Seller and Huelsman agree to execute and deliver to Buyer or cause to be delivered to Buyer, at the Closing, the following:

                    (a) A certificate executed by a duly authorized officer of Seller and by Huelsman to the effect that all warranties and representations of Seller and Huelsman contained in this Agreement, as supplemented pursuant to Paragraph 16.19, are true and correct in all material respects at and as of the Closing and all conditions precedent to the obligations of Buyer to consummate the transaction contemplated herein not waived by Buyer have been fulfilled by Seller and Huelsman;

                    (b) An opinion of Godfrey & Kahn, S.C., legal counsel for Seller and Huelsman, as described in Paragraph 5.1;

                    (c) To the extent available prior to Closing, certificates of taxes due from each jurisdiction in which Seller conducts business;

                    (d) A general warranty bill of sale and other appropriate instruments of assignment and conveyance, in form and substance satisfactory to Buyer, dated as of the Closing Date, conveying to Buyer good and marketable title to the Assets, free and clear of all encumbrances, security interests, liens, contracts of sale and matters of record;

                    (e) General warranty assignments (and such other documents as may be satisfactory to Buyer) of the Customer Contracts and the other Assumed Contracts and the Required Consents;

                    (f) Copies (dated as of the Closing Date) of the resolutions of Seller's Board of Directors and shareholders authorizing and approving this Agreement and the consummation of each and every transaction contemplated by this Agreement, together with a certificate of incumbency, certified by Seller's Secretary;

                    (g) New Employment Agreements or letters, containing non-competition agreements and confidentiality agreements, in form and content satisfactory to Buyer, from those former employees of Seller, as set forth on Exhibit 11.2(g), including, but not limited to acknowledgment of their termination of employment by Seller, their subsequent employment by Buyer, and a release of Buyer from any liabilities arising under their employment with Seller;

                    (h) The Executive Employment Agreements duly executed by William Nantell, David Kroes and David Coates;

                         (i) Those additional agreements set forth in Paragraph 8.6;

                    (j) The Escrow Agreement duly executed by Seller and the Escrow Agent;

                         (k)  The Required Consents as set forth in
          Paragraph 8.7;

                         (l) The Confidentiality Agreements as set forth in Paragraph 14.2;

                         (m)  Evidence satisfactory to Buyer that
          Intelligraphics has changed   its corporate name and evidence
          satisfactory to Buyer that Buyer shall have all rights to any such names.

                         (n)  UCC-3 termination statements, to terminate
          all prior UCC filings    in connection with the Assets; and

                         (o)  Such other documents or instruments as Buyer
          or its counsel      may reasonably request.

                         11.3.     Buyer's Delivery.  Subject to the
          performance by Seller and Huelsman of their obligations hereunder, at the Closing Buyer shall deliver to Seller:
                    (a) A certificate executed by a duly authorized officer of Buyer to the effect that all warranties and representations of Buyer contained in this Agreement are true and correct in all material respects at and as of the date of Closing and all conditions precedent to the obligations of Seller to consummate the transaction contemplated herein have been fulfilled by Buyer or waived by Seller and Huelsman;

                    (b) Opinions of Daniel P. Edwards, P.C., and Sherman & Howard L.L.C., legal counsel for Buyer, as described in Paragraph 5.2;

                    (c) The Estimated Amount, by wire transfer, and certificates for the Common Stock in the name of the Voting Trustee (as defined below), and subject to the Escrow Agreement;

                    (d) The Executive Employment Agreements, duly executed by Buyer; and

                    (e) An assumption in form attached as Exhibit 11.3(e), and to Buyer and its legal counsel, under which Buyer shall assume all executory obligations under the Assumed Contracts.

                    11.4. Escrow Agreement. At the Closing, Buyer, Seller and the Escrow Agent shall enter into the Escrow Agreement. Furthermore, Buyer shall at the Closing execute and deliver to the Escrow Agent a certificate for the Subject Shares to be held in escrow by the Escrow Agent under the terms of the Escrow Agreement as provided in Paragraph 1.3(b).

                    11.5. Voting Trust Agreement. Buyer, Seller, Huelsman and those persons listed on Exhibit 11.5-1 (the "Additional Holders") shall enter into a Voting Trust Agreement in the form attached hereto as Exhibit 8.6-1 and, together with the members of the board of directors of Buyer who are voting trustees under the Voting Trust Agreement, as Trustee ("Trustee"), a Voting Trust (the "Voting Trust") for the Subject Shares referred to in Paragraph 1.3(c). Furthermore, Buyer shall execute and deliver to the Trustee a certificate for the Subject Shares to be held by the Trustee under the terms of the Voting Trust with respect to the Subject Shares transferred to the Voting Trust. As provided in the Voting Trust, appropriate voting trust certificates shall be issued to the beneficiaries of the Voting Trust. As a condition to the delivery of the voting trust certificates, Seller and Huelsman shall arrange for the execution of such agreements by the Additional Holders. Buyer acknowledges and agrees to permit the transfer of the voting trust certificates as contemplated in the Voting Trust.

                    12. Termination. The Agreement may be terminated prior to Closing only as follows:

                    (a)  by mutual written consent of all parties hereto;

                    (b) by any party hereto if the Closing has not occurred on or before December 31, 1995, provided that the failure of the Closing to occur is not due to any breach of this Agreement by the terminating party;

                    (c) by Buyer in the event of a substantial loss of or damage to the Assets or the Business prior to Closing as the result of theft, fire, flood, explosion or other casualty, act of God or otherwise, whether or not covered by insurance, or a material adverse change in the Business prior to Closing; or

                    (d) by Buyer, in the event of a material breach of any covenant, agreement, warranty, or representation of Seller, or in the event of a material change of any representation or warranty, as set forth in Paragraph 15.19.

          Any such termination under the foregoing paragraphs shall not preclude the terminating party from seeking any legal or equit-able remedy which may be available as a result of the breach of any warranty, representation or covenant in this Agreement.

                    13.  Brokers Indemnification; Fees and Expenses.

                    13.1. Brokers; Indemnification. Buyer represents and warrants to Seller and Huelsman and Seller and Huelsman, jointly and severally, represent and warrant to Buyer, that neither of them has employed any broker or finder in connection with the transactions contemplated by this Agreement, except as expressly set forth below. Seller and Huelsman hereby agree that they will indemnify and save Buyer harmless, and Buyer hereby agrees it will indemnify and save Seller and Huelsman harmless, from any claim for a commission, finder's fee or other obligation as a result of anyone claiming a commission as a broker or finder for the transactions contemplated by this Agreement, based on the respective acts of the other.

                    13.2. Fees and Expenses. Seller and Buyer agree that they will each bear their own costs and expenses, including, without limitation, fees and expenses of counsel, financial advisors, accountants and other experts in connection with the discussions, due diligence investigations, negotiations, docu-mentation concerning this proposed transaction, the preparation of this Agreement and related documentation and the consummation of the transaction contemplated herein. Seller and Huelsman have engaged Resource Financial Corporation to act in investment bank-ing and financial advisory capacities with respect to this trans-action. Buyer, on its part, has retained Hanifen, Imhoff Inc. to render certain financial advisory services in connection with the proposed transaction. It is agreed that neither party will be responsible for the fees, commissions, or expenses payable to either investment banking firm by the other by reason of this proposed transaction, and each agrees to indemnify the other against any such fees, commissions and expenses due and payable to their respective investment banking firms by reason of consum-mation of the transactions contemplated in this Agreement.

               14.  Seller's Employees and Benefit Plans.

                    14.1. On the Closing Date, Seller will terminate the employment of all of the employees of Seller. Buyer presently intends, after the Closing Date, to hire substantially all of the employees employed by Seller in the Business prior to the Closing Date, but it is totally within the discretion of Buyer to decide which (if any) of Seller's current employees will be offered continued employment and upon what terms and conditions.

                    14.2. It is understood by the parties that Buyer does not guarantee that it will carry over or establish retirement, savings, health insurance, life insurance, fringe benefit or other plans or personnel policies or practices similar or identical to those maintained for Seller's employees prior to the Closing Date.

                    15.  General Matters.

                    15.1. Access to Books and Records and Employee Services. For a period of five (5) years after the Closing Date, Seller, Huelsman and Buyer agree that prior to the destruction of disposition of any books or records of or to the Business in its possession or control, such party shall provide not less than ninety (90) days prior written notice to the other party of any such proposed destruction or disposal. If such other party desires to obtain any of such documents, it may do so by noti-fying such party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which such party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the receiving party. In addition, the parties agree that for a period of six months after the Closing, Buyer will provide Seller with reasonable access to the services of David Kroes for the purposes of preparing tax returns, tax reports and other reports, provided that such access shall not interfere with Buyer's business and shall be provided at mutually agreeable times.

                    15.2. Best Efforts. The parties covenant, promise and agree that they will use their best efforts to consummate the transactions contemplated by this Agreement, including, without limitation, removing all conditions precedent to the other party's obligations at the Closing, and obtaining any and all approvals and consents, and executing and delivering all docu-ments, certificates, schedules, exhibits, consents and other instruments necessary to effect the transfer of the Assets from Seller to Buyer.

                    15.3. Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assignees. Neither party shall, without the written consent of the other party, assign or transfer any of the rights, benefits, obligations, or other interest under this Agreement to any other party, which consent shall not unreasonably be withheld; provided that Buyer may, at its sole election, assign to a wholly owned subsidiary its rights to purchase the Assets hereunder, but in that event Buyer shall not be relieved of its obligations to perform hereunder.
                    15.4. Confidentiality. The parties hereto agree to maintain the confidentiality of the transactions contemplated hereby and the information contained herein and in the Exhibits and Schedules attached hereto and that no disclosure related thereto will be made other than in order to comply with appli-cable laws or other than to such officer, employees and profes-sional advisors of the parties to the extent necessary in order for such persons to carry out their duties with respect to consummation of the transaction contemplated hereby. All parties acknowledge Buyer, as a publicly owned company, listed on NASDAQ, and reporting to the SEC, must comply with applicable SEC disclosure rules.

                    15.5. Construction and Representation by Counsel. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Exhibit or Schedule attached hereto.

                    15.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    15.7. Enforcement of Agreement. In the event of any lawsuit to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' fees.

                    15.8. Entire Agreement. This Agreement (and the other agreements required hereby to be executed and delivered) embodies the entire agreement of the parties hereto relating to the subject matter of this Agreement expressly replacing the non-binding term sheet dated September 15, 1995, between the parties, except the Confidentiality Agreement between Seller and Buyer, which shall terminate if, as and when the Closing occurs. No amendment or modification of this Agreement shall be valid or binding upon Buyer unless made in writing and signed by a duly authorized officer of Buyer, or upon Seller unless made in writing and signed by a duly authorized officer of Seller, or upon Huelsman unless made in writing and signed by Huelsman.

                    15.9. Further Assurances. From time to time, at the request of Seller or Huelsman or Buyer and without further consideration, Seller or Buyer, as appropriate, will execute and deliver to the other such documents and take such other action as the other may reasonably request in order to consummate more effectively the transactions contemplated hereby. Without limit-ing the foregoing, Seller and Huelsman agree, at any time and from time to time after the Closing, upon request by Buyer, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better assigning, granting, transferring, conveying, assuring and confirming to Buyer, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to Buyer pursuant to this Agreement.

                    15.10. Governing Law. This Agreement shall be con-strued, interpreted and enforced, both as to substance and remedies, in accordance with the internal laws of Colorado.

                    15.11. Notices. All notices, consents, approvals or other notifications required to be sent by one party to the other party hereunder shall be in writing and shall be deemed given to and received by the other party in all respects when delivered by hand or sent by reputable overnight delivery service or when transmitted via facsimile and actually received by the receiving equipment or two (2) days after the date sent by United States registered or certified mail, postage prepaid, with return receipt requested, in each case addressed to such other party at the address set below, or the last address of such party as shall have been communicated to the other party. If a party changes its address, such party shall give written notice promptly to the other parties of the new address.

                    15.12. Notification. Upon the occurrence of any event, whether by omission, commission or acquiescence, which causes any of the representations and warranties contained herein to no longer be true, or which will prevent any party from per-forming its covenants or satisfying the conditions contained herein, the party whose representation and warranty is no longer true will give prompt notification in writing to the other party describing the relevant circumstances in detail.

                    15.13. Risk of Loss. All risk of loss relating to the Assets shall remain upon Seller and Huelsman through the delivery of the Assets to Buyer at Closing, in accordance with the terms of this Agreement, at and after which time Buyer shall bear such risk.

                    15.14. Paragraph Headings. The parties agree that the section and article headings are inserted only for ease of refer-ence, shall not be construed as part of this Agreement, and shall have no effect upon the construction or interpretation of any part of this Agreement.

                    15.15. Severability. A determination that any portion of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any of the remaining portions of the Agreement or of this Agreement as a whole. In the event that any part of any of the covenants, sections or provisions herein may be determined by a court of law to be overly broad thereby making such covenants, sections or provision invalid or unenforceable, the parties hereto agree, and it is their desire that, such court shall substitute a reasonable and judicially enforceable limitation in place of the invalid and unenforceable part of such covenants, section or provisions, and that, as so modified, the covenants, sections or provisions shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. If, however, any court of law shall delete any covenants, sections or provisions of this Agreement and shall refuse to substitute any reasonable and judicially enforceable provisions in their place, the parties shall attempt to reach agreement with respect to a valid and enforceable substitute for the deleted provisions, which shall be as close in its intent and effect as possible to the deleted portion.
                    15.16.  Survival of Representations and Warranties.
          The representations and warranties contained herein or in any schedule or other certificate or letter (including letters referred to herein) delivered by, or on behalf of, any of the parties pursuant to this Agreement and the transactions contem-plated hereby shall be deemed representations and warranties by the party by whom, or on whose behalf, the same is delivered, and all representations and warranties made by the parties in this Agreement, or delivered pursuant hereto, are incorporated in and constitute a part of this Agreement and shall survive the Closing Date as follows:

                    (a) The warranties and representations of Buyer in Paragraphs 4.4 and 4.5 of this Agreement and of Seller and Huelsman in Paragraph 3.9 will survive forever.

                    (b) All warranties and representations of Seller and Huelsman in Paragraphs 3.8, 3.21 and 3.30 will survive for the applicable statute of limitation, plus thirty (30) days.

                    (c) All other warranties and representations of the parties herein or in any agreement or instrument executed in connection herewith shall terminate on December 31, 1997.

                    (d) Notwithstanding the limitations described in subsections (b) and (c) above, if a Claiming Party has a reasonable basis for the belief that a claim for indemnification exists or will arise and notice regarding such claim is received in writing by the Indemnifying Party describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before the date on which the representation, warranty, covenant or agreement on which such claim or action is or will be based ceases to survive as set forth in this Section 15.16, such claim will survive irrespective of whether the subject matter of such claim or action shall have occurred before, on or after such date.

                    15.17. Taxes. The parties hereto agree that any federal, state or local sales or other similar transfer taxes, levies or assessments (including interest and penalties relating thereto) resulting from the consummation of the transactions contemplated hereby shall be the liability or responsibility of Seller.

                    15.18. Waiver. The failure of any party to exercise any of its rights hereunder or to enforce any of the terms or condition of this Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exer-cise any rights hereunder or to enforce each and every term and condition of this Agreement.

                    15.19. Supplementary Disclosures; Waiver. The parties acknowledge and agree that all exhibits or schedules delivered to Buyer by Seller or Huelsman or warranties or representations made by Seller or Huelsman herein on or prior to the date of this Agreement may be amended or supplemented in writing by Seller or Huelsman, but not later than five (5) business days prior to the Closing Date; provided, that if such amendment or supplementation constitutes a material change, in Buyer's opinion, Buyer may terminate the Agreement, and will be reimbursed by Seller upon demand for Buyer's expenses and reasonable attorneys fees incurred to the date of termination in connection with this transaction. Buyer shall be deemed to have accepted such amended or supplemented exhibit, schedule, warranty or representation unless Buyer notifies Seller prior to the Closing Date of its objection to such amendment or supplement. Unless Buyer so notifies Seller, Buyer shall be deemed to have waived (i) its rights under Paragraph 12.1 to terminate this Agreement, and (ii) any claim against Seller or Huelsman based on any exhibit, schedule, warranty or representation as it existed prior to being amended or supplemented in accordance with the provisions of this Paragraph 15.19.

                    16. Dispute Resolution. All disputes arising out of or related to this Agreement, including any claims that all or any part of this Agreement is invalid, illegal, voidable, or void, will be settled by arbitration, pursuant to an Arbitration Agreement between Buyer, Seller, the Shareholders, the members of the board of directors of the Company who are voting trustees under the Voting Trust Agreement and Bank One, Colorado, NA dated December 22, 1995.

                    IN WITNESS WHEREOF, the parties hereto, by and through their duly authorized representatives have executed this Agree-ment, as of the day and year first above written.


          Address for notice:                     INTELLIGRAPHICS, INC.,

          741 N. Grand Avenue
          Waukesha, WI  53186
          Fax: (414) 544-4201                   By:__/s/ A. William Huelsman__
          Attn.: A. William Huelsman               A. William Huelsman, Chairman
                                                   and Chief Executive Officer
          Address for notice:
          A. WILLIAM HUELSMAN
          235 W. Broadway
          Suite 40
          Waukesha, WI  53186                      __/s/ A. William Huelsman__
          Fax: (414) 521-2490


          Address for notice:                     ANALYTICAL SURVEYS, INC.,
          1935 Jamboree Drive
          Suite 100
         Colorado Springs, CO  80920             By:_/s/ Sidney V. Corder
                                                          President and
                                                      Chief Executive Officer